Exhibit 10.4

MPLX MPC OFFICER PHU

MPLX LP

2012 INCENTIVE COMPENSATION PLAN

PHANTOM UNIT AWARD AGREEMENT

MARATHON PETROLEUM CORPORATION OFFICER

Pursuant to this Award Agreement and the MPLX LP 2012 Incentive Compensation Plan (the “Plan”), MPLX GP LLC, a Delaware limited liability company (the “Company”), the general partner of MPLX LP, a Delaware limited partnership (the “Partnership”) hereby grants to [NAME] (the “Participant”), an officer of Marathon Petroleum Corporation, the parent corporation of the Company (“MPC”) for benefits conferred on the Company and the Partnership for their service as an officer of MPC, on [DATE] (the “Grant Date”), [NUMBER] phantom partnership units (“Phantom Units”) representing the right to receive a Common Unit of the Partnership. The number of Phantom Units awarded is subject to adjustment as provided in the Plan, and the Phantom Units hereby granted are also subject to the following terms and conditions:

1. Relationship to the Plan. This grant of Phantom Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Vesting and Forfeiture of Phantom Units.

(a) The Phantom Units shall vest in three cumulative annual installments, as follows:

(i) one-third of the Phantom Units shall vest on the first anniversary of the Grant Date;

(ii) an additional one-third of the Phantom Units shall vest on the second anniversary of the Grant Date; and

(iii) all remaining Phantom Units shall vest on the third anniversary of the Grant Date;

provided, however, that the Participant must be in continuous Employment from the Grant Date through the vesting date in order for the Phantom Units to vest. If the Employment of the Participant is terminated for any reason (including non-Mandatory Retirement) other than death or Mandatory Retirement, any Phantom Units that have not vested as of the date of such termination of Employment shall be forfeited to the Company.

(b) The Phantom Units shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) above, upon:

(i) termination of the Participant’s Employment due to death;

MPLX MPC OFFICER PHU

(ii) termination of the Participant’s Employment due to Mandatory Retirement; or

(iii) a Participant’s Qualified Termination as defined under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, provided that as of such Qualified Termination the Participant has been in continuous Employment since the Grant Date.

3. Dividends and Cash Distributions. During the period of time between the Grant Date and the date the Phantom Units are settled, for any dividends and/or cash distributions from the Partnership on outstanding Common Units of the Partnership, the Participant shall be credited with the equivalent of all of the dividends and/or cash distributions that would be payable with respect to the Common Unit of the Partnership represented by each Phantom Unit, including any fractional Phantom Units, then credited to the Participant and the amount related to such credited dividends and/or cash distributions shall be accrued as a credit to the Participant’s account on the date such dividend and/or cash distribution is made. Any additional cash or Phantom Units granted pursuant to this Paragraph 3 shall be subject to the same terms and conditions applicable to the Phantom Units to which these dividend and/or cash distributions relate, including, without limitation, the restrictions on transfer, forfeiture, settlement and distribution provisions contained in this Award Agreement or the Plan.

4. Settlement and Issuance of Common Units. Subject to the terms of the Plan, all vested amounts payable to the Participant in respect of the Phantom Units, including the issuance of Common Units of the Partnership pursuant to this Paragraph 4, shall be settled in Common Units and for cash accruals credited under Paragraph 3 above, in cash, as of the earlier of sixty (60) days following the vesting date or as soon as reasonably practicable following the date on which such Phantom Units vest, but, in no event, later than March 15th of the year following the year in which the Phantom Units vest. During the period of time between the Grant Date and the date the Phantom Units settle, the Phantom Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive Common Units, subject to the terms and conditions applicable to the Phantom Units. Following vesting and upon the settlement date as described above, the Participants shall be entitled to receive a number of Common Units of the Partnership equal to the total of the number of Phantom Units granted and any additional Phantom Units credited pursuant to Paragraph 3 above, with any fractional Phantom Units remaining settled in cash. Such Common Units shall be issued and registered in the name of the Participant. The Participant shall not have the right or be entitled to exercise any voting rights, receive cash distributions or dividends or have or be entitled to any rights as a Partnership unitholder in respect of the Phantom Units until such time as the Phantom Units have vested and been settled and corresponding Common Units of the Partnership have been issued.

5. Taxes. Pursuant to the applicable provisions of the Plan, MPC as the employer of Participant, shall have the right to withhold applicable taxes from the Common Units of the Partnership otherwise deliverable to the Participant due to the vesting of Phantom Units pursuant to this Award Agreement, or from other compensation payable to the Participant, at the time of the vesting and delivery of any Common Units of the Partnership at settlement.

6. Nonassignability. Upon the Participant’s death, the Phantom Units credited to the Participant under this Award Agreement shall be transferred to the Participant’s estate and upon such transfer settled in

MPLX MPC OFFICER PHU

Common Units of the Partnership. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Phantom Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Phantom Units shall have no effect.

7. Nature of the Grant. Under this Award Agreement, the Participant is subject to the following conditions on the Award:

(a) this grant of Phantom Units is voluntary and occasional and this Award Agreement does not create any contractual or other right to receive future Awards of Phantom Units, or benefits in lieu of Phantom Units even if Phantom Units have been awarded repeatedly in the past; and

(b) Participant is not an employee of the Company or the Partnership, and this Award of Phantom Units is granted in connection with service as an officer of MPC to the benefit of the Company and the Partnership.

8. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by with MPC or any Subsidiary, affiliate or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

9. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced by resolution of the Board of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

10. Officer Holding Requirement. Participant agrees that any Common Units of the Partnership received by the Participant in settlement of this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such Common Units (net of any Common Units of the Partnership used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

11. This Award is intended to comply with the requirements for the “short term deferral” exception to the application of Section 409A of the Code, and shall be interpreted and administered to meet the requirements to be considered a short term deferral and to be exempt from compliance with Section 409A. Notwithstanding the foregoing, if the Participant is a “specified employee” as determined by the Company in accordance with its established policy, any settlement of Awards in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Employee’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of this Award which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a

MPLX MPC OFFICER PHU

Change in Control, the term “Change in Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of Award amounts under this Award Agreement described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

12. Notwithstanding the any other provision of this Award Agreement to the contrary, the Participant agrees that the Company may also require that the Participant repay to the Company any amounts paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Common Units of the Partnership are listed for trading.

13. Definitions. For purposes of this Award Agreement:

“Employment” means employment with the Company, or any of its Subsidiaries or affiliates, including but not limited to MPC. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the MPC or the Subsidiary or affiliate that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“Mandatory Retirement” means termination of Employment as a result of MPC’s policy, if any, in effect at the time of the Grant Date, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan (the “CIC Plan”), and such definition and associated terms are hereby incorporated into this Award Agreement by reference. Notwithstanding the definition of a “Change in Control” under the terms of the CIC Plan, for purposes of this Award Agreement such Change in Control for purposes of determining whether a separation from service is a Qualified Termination shall include a Change in Control of either MPC, as the direct employer of the Participant, or a Change in Control of the Partnership, as the issuer of the Award.

MPLX GP LLC

By
Authorized Officer

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